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                                                                 Exhibit 10.15.3

                               February 26, 1999


Mr. Daniel F. Akerson
1100 Mill Ridge
McLean, Virginia 22102


                            Re: Employment Agreement

Dear Mr. Akerson:

     This letter is intended to memorialize the basic terms of certain agreed amendments, supplements and other changes to the terms of the Employment Agreement, effective on and as of March 5, 1996, as amended by letter agreement dated March 24, 1998 (such original agreement, as so amended, the "Employment Agreement"), currently in place between you and Nextel Communications, Inc. ("Nextel"). Such amendments, supplements and other changes are in consideration for and/or reflect your agreements to extend the term of your employment with Nextel for an additional year, to enter into a post-employment consulting relationship with Nextel, and to further defer distribution of 1,000,000 shares of Nextel Common Stock awarded to you as deferred shares in connection with your entry into the Employment Agreement.

     Specifically, we have agreed that, effective upon the execution of this letter agreement, certain provisions of the Employment Agreement shall be amended, supplemented or otherwise changed to read as indicated below:

            A. The last sentence of Section 2.b. of the Employment Agreement shall be replaced in its entirety by the following sentence:
                 "Notwithstanding the foregoing, (i) Executive may continue to serve as a director of America Online, Inc. and American Express Company, (ii) Executive may serve as a director of other corporations (but while his employment continues hereunder, only with the consent of the Operations Committee) and (iii) nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Executive; provided that while his employment continues hereunder, such investments shall not amount to a controlling interest in any entity."

            B. Each of Sections 3 and 4.c.(i)(A) of the Employment Agreement shall be amended by replacing the date "March 5, 1999" each time it appears in such Sections with the date "March 5, 2000".



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            C.   The third sentence of Section 4.c.(ii) of the Employment
                 Agreement shall be replaced in its entirety by the following sentence: "If Executive's employment hereunder is terminated on or after March 5, 1999 but prior to March 5, 2006 for any reason by either Executive or Employer, then Executive's right to vesting of the Inducement Options shall be forfeited (it being understood that Executive's right to receive all 1,000,000 Deferred Shares shall then be vested and nonforfeitable), the Inducement Options shall thereupon expire unexercised (except as provided in subparagraphs (iii) and (iv) below); and thereafter Executive shall have no further rights, claims or interest in or to any of the Inducement Options, except as provided in subparagraphs (iii) and (iv) below."

            D. The third sentence of the first paragraph of Section 4.c.(iv) of the Employment Agreement shall be replaced in its entirety by the following sentence: "The Vested Portion shall mean (1) for any Termination Date prior to March 5, 1999, 2,000,000 multiplied by a fraction, the numerator of which is the number of days from the Commencement Date to and including the Vesting Reference Date (as defined below) and the denominator of which is 1825 (i.e., the number of days from the Commencement Date to and including the fifth anniversary of the Commencement Date ("Fraction") and (2) for any Termination Date on or after March 5, 1999, (x) 1,000,000 multiplied by the lesser of (A) one or
                 (B) the Fraction plus (y) 1,000,000 (i.e., the number of vested and nonforfeitable Deferred Shares)."

            E. The first sentence of the penultimate paragraph of Section 4.c.(iv) of the Employment Agreement shall be replaced in its entirety by the following sentence: "By way of illustrative example, if Executive's employment were terminated as of March 5, 2000, whether upon prior written notice to Executive pursuant to Section 10.b.(ii) below or to Employer pursuant to
                 Section 10.b.(iii) below, then the Vesting Reference Date would be March 5, 2000 (i.e., the Termination Date); the Vested Portion would be 1,800,000 (i.e., 1,000,000 x (1460/1825, or
                 0.80, plus 1,000,000), with 1460 being the number of days from the Commencement Date to and including the Termination Date); Executive would already have received (or would have nonforfeitable rights to receive) all 1,000,000 of the Deferred Shares pursuant to subparagraphs (i) and (ii) above; and, accordingly, the number of shares subject to the Purchase/Exercise Options would be 800,000."

            F. The first sentence of the final paragraph of Section 4.c.(iv) of the Employment Agreement shall be replaced in its entirety by the following sentence: "The Purchase/Exercise Options (and any Inducement Options vested pursuant to subparagraph (iii) above) will



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                 be exercisable (x) in the event of a termination of Executive's employment by reason of death, Permanent Disability of Constructive Termination, for a period of one year following the Termination Date, (y) in the event of a termination of employment by Employer for any other reason (but subject to clause (z) below), for a period of six months following the Termination Date and (z) in the event of a termination of employment by Executive or by Employer for any other reason that is followed by Executive accepting the consulting relationship contemplated by Section 21 hereof, for the longer of (1) the period provided in clause (y) above, where applicable or (2) thirty (30) days after termination of Executive's post-employment consulting relationship with Employer pursuant to Section 21."

            G. The second sentence of Section 4.c.(v) of the Employment Agreement shall be replaced in its entirety by the following sentence: "Any such election shall be irrevocable and set a specific date for receipt of such Deferred Shares; provided that if Executive makes such election while he is employed hereunder and at least six months prior to the end of the Initial Term, Executive may also specify that, in lieu of distribution of such applicable Deferred Shares to Executive on the final day of the Initial Term or any specific later date, the applicable Deferred Shares shall be distributed to Executive on (x) such later date on which Executive's employment hereunder is terminated or (y) such later date on which Executive's post-employment consulting relationship with the Company, as described in Section 21 hereof, is terminated, as indicated by Executive in the written notice delivered to the Company."

            H. The following four sentences shall be inserted immediately after the existing last sentence of Section 5 of the Employment
                 Agreement: "For a period of five years after the termination of Executive's employment hereunder, the Company shall furnish Executive, free of charge, with two subscriber units (to be reasonably selected by Executive) and shall provide a full package of multi-functional wireless communications services (of the types then generally being marketed by the Company), including local and long distance interconnect service, also without charge, to Executive (it being understood that such free phones and service are intended to be principally for use by Executive and members of his immediate family). For a period of one year after the termination of Executive's employment hereunder (or, if sooner, until the date of a Disqualifying Event, as defined below), Employer will permit Executive to continue his participation (on a family coverage basis) in all group major medical, dental, vision and other group health benefits plans maintained by Employer and provided generally to its executive officers, on the same terms as apply to participation therein by


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                 management generally and as if Executive's employment hereunder were continuing during such one year period. At the expiration of such one year period (but only if no Disqualifying Event has occurred), Employer shall permit Executive to continue participation for an additional eighteen month period (or, if sooner, the date of a Disqualifying Event), by purchasing (at Executive's sole expense) continuing medical or other appropriate benefit coverage under Employer's medical benefit and other welfare benefit plans and programs maintained by it, but only as and to the extent required by Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), if COBRA were applicable and required such coverage to be provided during the entirety of such period. Executive acknowledges and agrees (1) that the continuation of coverage arrangements described in the preceding two sentences satisfies any and all rights of Executive to continuation of coverage under Employer's group health and welfare benefit plans pursuant to COBRA and (2) that upon the earliest to occur of (w) Executive's death, (x) termination of Executive's employment hereunder for Cause, (y) termination of Executive's consulting relationship with the Company for Material Breach (as defined in Section 21) and (z) Executive obtaining employment with any person or entity that makes available to Executive medical insurance coverage that is substantially comparable to (including the payment by such person or entity of the employer's portion of the related coverage premiums) that then being maintained by Employer (each of the events described in the foregoing clauses (w), (x), (y) and (z) a "Disqualifying Event"), Executive's rights under the preceding two sentences shall automatically and completely terminate, and Executive then shall be entitled only to such rights to continue participation in medical or other health or welfare benefit plans then being maintained by Employer as is specifically provided elsewhere in this Agreement or as may be required pursuant to applicable law, including, without limitation, COBRA."

            I. The following proviso shall be inserted immediately prior to the end of the first sentence of the first paragraph of Section 10(b) of the Employment Agreement: "provided, that on or after March 6, 1999, Employer shall be entitled to terminate Executive's employment hereunder for any other reason or for no reason upon 60 days' prior written notice to Executive."
                 Clause (ii) of the last sentence in the first paragraph of
                 Section 10(b) of the Employment Agreement shall be replaced in its entirety by the following new clause (ii): "(ii) for any other reason or for no reason upon 60 days prior written notice to Executive."


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            J.   The following proviso shall be inserted immediately prior to the end of the first sentence in the first paragraph of
                  Section 10(c) of the Employment Agreement: " provided, that on or after March 6, 1999, Executive shall be entitled to terminate his employment hereunder for any other reason or for no reason upon 60 days prior written notice to Employer."
                  Clause (ii) of the last sentence in the first paragraph of
                  Section 10(c) of the Employment Agreement shall be replaced in its entirety by the following new clause (ii): "for any other reason or for no reason upon 60 days prior written notice to Employer."

            K.   The final sentence of Section 14 of the Employment Agreement shall be deleted in its entirety and replaced by the following sentence: "Subject to applicable law and upon the consent of the Board of Directors of Employer or the consent of the Compensation Committee (subject to any required approval of the Operations Committee) thereof, this Employment Agreement may be amended, modified and supplemented by written agreement of Employer and Executive with respect to any of the terms contained herein."

            L.   The following new Sections 21 and 22 shall be inserted
                  immediately following existing Section 20 of the Employment
                  Agreement:

                 "21. Post-Employment Consulting Relationship. Upon any termination of Executive's employment hereunder (other than pursuant to Section 10(a) hereof or by Employer for Cause or Permanent Disability pursuant to Section 10(b) hereof), Employer shall retain Executive for a period of one year (commencing on the applicable Termination Date), subject to earlier termination as provided below, to render services as a consultant to the Company, all on terms and conditions and otherwise as provided below.

                 During the term of his services as a consultant to Employer, Executive shall report to Employer's Chief Executive Officer and/or President and shall have such duties as such individuals shall assign to him from time to time; provided, however, that such duties shall primarily involve the rendering of advice or views concerning the business, strategic direction and commercial opportunities of Employer, and shall not require Executive to devote more than 8 hours in any month, or more than 16 hours in any calendar quarter, thereto. Executive shall be entitled to perform such duties at such times and places as Executive may reasonably select; provided, that upon reasonable prior notice, Executive shall make himself available for telephone conferences with appropriate officers, directors, employees and agents of Employer and shall be present for meetings (scheduled with reasonable prior notice) at Employer's principal offices, if requested, not more than 2 day(s) in any calendar quarter, so long as such


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                 scheduled meetings do not unreasonably interfere with
                 Executive's other activities.

                 As compensation for Executive's service as a consultant hereunder, Executive shall be compensated at an annual rate of $60,000, payable $5,000 on the commencement date of his consultancy, and on each of the subsequent eleven monthly anniversaries thereof, subject to proration upon termination of Executive's services as a consultant hereunder prior to the end of such one year period. Executive shall be responsible for the full and timely payment of all federal, state, local and other taxes or similar charges due in connection with Executive's compensation as a consultant hereunder. Executive may elect to terminate this consulting relationship at any time upon written notice to that effect given to Employer; such notice shall be effective when received, unless a later effective date is specified therein. Employer shall be entitled to terminate this consulting relationship only upon (w) Executive's death or Permanent Disability; (x) Executive being found to have violated his obligations under Section(s) 8 and/or 9 of this Employment Agreement; (y) Executive accepting employment with, or providing a material amount of services to or for the benefit of, or having any significant ownership interest in (which shall be deemed to be present only if Executive owns 5% or more of the outstanding voting capital stock of any publicly traded issuer or a controlling interest in any private issuer), any entity whose principal business, directly or indirectly, is providing mobile wireless communications services in any market where Employer or its subsidiaries or affiliates is providing such services; or (z) Executive being found to have materially breached (and not subsequently cured such breach of) his obligations under this consulting relationship (the events and circumstances described in the preceding clauses (y) and (z) each being a "Material Breach"), by written notice delivered to Executive to that effect. The procedures and time periods for terminating (or contesting bases for termination of) this consulting relationship shall be as nearly as possible identical to those applicable to a termination of Executive's employment hereunder, as set forth herein.

                 The parties hereto acknowledge that the terms of Employer's Incentive Equity Plan, as currently in effect, would allow Executive to continue his participation therein, for both vesting and exercise purposes, during the period of his service as a consultant to Employer. Notwithstanding the terms of such Incentive Equity Plan or of any other agreement or understanding, which are superseded in their entirety hereby, the parties hereby confirm that: (i) all options that Executive (or any of his permitted transferees) holds under the Incentive Equity Plan and that are vested and unexercised as of the



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                 Termination Date (including any Inducement Options and any
                 Original Options that vest on an accelerated basis as of the Termination Date pursuant to the proviso below) shall continue to be exercisable by him (or such permitted transferees, as applicable) until the termination of his consulting relationship hereunder and, as provided by the Incentive Equity Plan, for 30 days thereafter (or the applicable longer period in the case of Executive's death or Permanent Disability, all as provided under the Incentive Equity Plan) and (ii) if the Termination Date hereunder occurs prior to March 5, 2000, Executive (and his permitted transferees, as applicable) shall be entitled to continued or further vesting in any options granted to Executive under the Incentive Equity Plan that have not fully vested at or prior to such Termination Date until the earlier of (A) the termination of Executive's post-employment consulting relationship with the Company hereunder and (B) March 5, 2000; provided that if the closing price of a share of Employer's common stock on the NASDAQ National Market (or such other exchange or market on which such shares shall be listed and traded) on the Termination Date is less than $25.00, then Executive shall be entitled to accelerated vesting of all Inducement Options and all Original Options that are not vested as of such Termination Date; and further provided that in the event of any conflict or inconsistency between the terms of this Section 21 and those of Section 4(c) hereof in any circumstances regarding Executive's exercise and/or vesting rights as to the Inducement Options or the Original Options, the terms that provide the most favorable treatment to Executive shall be controlling."

                 "22. Forgivable Loan. In partial consideration of Executive's agreement to extend the term of his employment hereunder, Employer agrees (at Executive's request) to cause a designated wholly-owned subsidiary of Employer to advance a loan in the amount of $500,000 to Executive. Such loan shall have a scheduled term not to exceed three years, shall be unsecured, shall bear simple interest (payable on each anniversary date of the original extension of such loan) at an annual rate of 4.75% and shall provide that the principal thereof, and all accrued but unpaid interest thereon, shall be forgiven (and deemed fully and finally discharged) upon the Termination Date of Executive's employment hereunder. Such loan shall be evidenced by appropriate documentation to be entered into between Employer and Executive, and shall be funded by delivery of cash or wire transfer of funds, as designated by Executive, promptly following Executive's delivery of executed loan documents to Employer. Executive shall be solely responsible for, and shall hold Employer harmless from and against, any federal, state, local or other income or other tax liability that arises upon or by reason of the forgiveness of amounts due on or in respect of such loan."



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     The amendments, supplements and other changes to the Employment Agreement set forth above shall take effect immediately upon your execution of the enclosed duplicate copy of this letter, and thereafter all references to the Employment Agreement in the Employment Agreement or any other agreement between us shall be deemed a reference to the Employment Agreement, as amended by this letter. Except as specifically set forth herein, the Employment Agreement is not modified or changed in any respect, and is confirmed by each of us to continue in full force and effect as amended hereby. The parties also agree that, at the request of either party made after March 5, 1999, the Employment Agreement, as amended by this letter, may be restated in its entirety to incorporate in a single agreement all terms and conditions of the agreement currently in effect between the parties, but modifying or deleting those provisions that are no longer operative or relevant to Executive's service as an employee or a consultant to the Employer after March 5, 1999, and if such a restated agreement is prepared and signed by each of the parties, such restated agreement thereafter shall be deemed the Employment Agreement for all of the purposes noted above.

     To signify your agreement with the foregoing, please sign and return the enclosed duplicate copy of this letter, keeping a fully executed original copy for your files.

                                Very truly yours,

                                NEXTEL COMMUNICATIONS, INC.


                                By: /s/Thomas J. Sidman
                                    ----------------------
                                    Its:Vice President

      Agreed:


      /s/Daniel F. Akerson
      -----------------------------
      Daniel F. Akerson